EXHIBIT 4.1
                              AMENDMENT TO
                            WARRANT AGREEMENT
                          ---------------------

     THIS AMENDMENT TO WARRANT AGREEMENT, dated as of April 3, 1995, amends that certain Warrant Agreement, dated as of April 8, 1994 (the "Agreement"), made and entered into by and between HEMACARE CORPORATION, a California corporation (the "Company") and TORREY PINES SECURITIES, INC., a California corporation (the "Warrantholder"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     WHEREAS, pursuant to the Agreement, the Company has agreed to issue and grant the Warrantholder up to 50,000 Warrants, each Warrant entitling the Warrantholder to purchase one Share of the Company's Common Stock as partial consideration for the Warrantholder's services as a finder in connection with the issuance and sale to Tesoma Overseas, Inc., a corporation organized under the laws of the British Virgin Islands ("Tesoma"), of 250,000 Units, each Unit to consist of one share of Common Stock, one Class A Warrant, one Class B Warrant and one Class C Warrant, each such warrant entitling its holder to purchase one share of Common Stock;

     WHEREAS, pursuant to an Offshore Warrant Agreement, dated as of February 9, 1995, between the Company and Tesoma, the Company issued Tesoma a Class D Warrant entitling the holder to purchase
250,000 shares of Common Stock; and

     WHEREAS, pursuant to that certain Non-Circumvention and Finder's Fee Agreement, dated March 8, 1994, and amended March 31, 1994, Warrantholder is entitled to receive up to 12,500 additional Warrants upon exercise of the Class D Warrant.

     NOW, THEREFORE, the Company and the Warrantholder, for value received, hereby agree to amend the Agreement as follows:

     1. The term "Transaction Warrant" shall also mean the Class D Warrants and the term "Transaction Warrants" shall include the Class D Warrants.

     2. The term "Transaction Shares" shall also mean the shares of Common Stock issuable upon exercise of the Class D
Warrant.

     3. Section 1.1 of the Agreement is amended to delete the number "50,000" and substitute in its place the number "62,500."

     4. Except as expressly amended hereby, the terms of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to Warrant Agreement to be duly executed, all as of the day and year first above written.


                              HEMACARE CORPORATION

                              By     /s/ Hal I. Lieberman
                                 ------------------------------
                                 Hal I. Lieberman, President


ATTEST:

   /s/  Thomas M. Asher
- - ------------------------------
Thomas M. Asher, Secretary

                              TORREY PINES SECURITIES, INC.

                              By     /s/ Jack Smith
                                   ----------------------------
                                   Jack Smith, President